Exhibit 99.1

China Education Alliance Announces Fourth Quarter and Fiscal 2014 Financial Results

HARBIN, China, March 31, 2015 /PRNewswire/ -- China Education Alliance, Inc. ("China Education Alliance" or the "Company") (OTCQX: CEAI), a China-based education resource and services company, today announced its financial results for the fourth quarter and the fiscal year of 2014.

Financial Highlights for the Fourth Quarter of Fiscal 2014

•	Total revenues decreased by 53% to $0.4 million.
•	Net loss of $9.6 million.
•	Loss per share was $0.9 per fully diluted share.

Financial Highlights for the Fiscal Year Ended December 31, 2014 ("Fiscal 2014")

•	Total revenues decreased by 59% to $2.7 million.
•	Net loss of $37.4 million.
•	Loss per share was $3.53 per fully diluted share.

Fiscal 2014 Review:

Revenue for Fiscal 2014 decreased by $4.0 million, or 59%, to $2.7 million from $6.7 million for the year ended December 31, 2013 ("Fiscal 2013"). Revenue generated by the online education division decreased by $1.7 million, or 77%, to $0.5 million for Fiscal 2014 from $2.2 million for Fiscal 2013. Revenue generated by the training center division decreased by $2.3 million, or 51% to $2.2 million for Fiscal 2014 from $4.5 million for the prior year.

The decline in revenue in Fiscal 2014 was a result of decline in revenue across all of our business. We believe the main reason was our continuously weakening brand recognition in the main targeted market and increased competition from new competitors who entered into this market during the year 2014.  In addition, in the middle of 2014, the local government in Harbin announced policies prohibiting teachers of public schools from engaging in any tutoring/training classes outside of public schools. Tianlang, with all of its teachers being public school teachers, had to cut its class offerings dramatically, which directly affected our revenue for the training center division.

However, we believe the rise of the online education industry in China presents a good opportunity for us to improve and develop our online education business. We have been focusing on the development and promotion of our online education business and successfully launched the China Education Cloud Platform (the "Platform") in 2014.

During the initial operation period of the Platform, we offer free access to the platform to teachers and students with an aim to quickly develop the user base, establish an interactive teaching and learning platform with an aim to achieve a leading position within the industry. After this initial promotion period, we will share with teachers and educational institutions the platform usage, maintenance and service fees paid by students. Our plan is to contract up to one thousand educational institutions and reputable teachers in China by the end of 2015. As of the date of this report, we have entered into agreements with over 100 schools and educational institutions that will use our Platform and services to offer live or on demand online courses. We hope that the Platform will start to generate revenue upon expiration of the one year free trial period. However, there can be no assurance that we will be able to sign up educational institutions and teachers as planned and if we fail, our revenue will be adversely affected.

Our overall cost of revenue decreased by $1.8 million or 24% to $5.7 million for Fiscal 2014, from $7.6 million for the prior year. Cost of revenue for the online education division decreased by $1.1 million or 21% to $4.2 million for Fiscal 2014, from $5.3 million for Fiscal 2013. The decrease was primarily due to the decrease in purchase of study materials and decrease in depreciation costs resulting from decreased expenditure on fixed assets. While we strive to provide high-quality and update-to-date online materials, we continue to control cost of revenue for the online education division by closely monitoring the variable costs while maintaining fixed costs at a stable level. Cost of revenue for the training center division decreased by $0.7 million or 32% to $1.5 million for Fiscal 2014 from $2.3 million for the prior year. The decrease in cost of revenue was mainly due to a decrease in teacher’s salary as our teachers are paid by the number of classes they teach and there was a decrease in classes we offered during Fiscal 2014 particularly the dramatic decrease in the course offerings of Tianlang as compared to Fiscal 2013.

Gross loss was $3.0 million for Fiscal 2014, an increase of $2.2 million, or 253% from 0.8 million for Fiscal 2013. Selling expenses decreased by $3.4 million or 34% to $6.8 million for Fiscal 2014, from $10.2 million for the prior year. Selling expenses were 248% of total revenue in 2014 compared with 152% in 2013. The decrease in selling expenses was mainly due to the decrease in expenditures in connection with outsourced marketing activities to rebuild our brand name and reputation as we carried out most of promoting activities through our own personnel in Fiscal 2014. We expect our selling expenses to increase because we will incur marketing and advertising expenses to promote our Platform in order to develop a large user base as quick as possible.

Administrative expenses increased by $15.0 million or 173%, to $23.7 million for Fiscal 2014, from $8.7 million for Fiscal 2013. This was mainly due to the increase in research and development expenses for the development and launch of the Platform. In the future we expect the administrative expenses to remain at this level because we will incur ongoing research and development expenses for the maintenance and further development of the Platform. Total administrative expenses were 871% of revenues for Fiscal 2014 as compared to 130% for Fiscal 2013.

Net loss was $37.4 million, or negative return of $3.53 per share basic and diluted, for Fiscal 2014, as compared to net loss of $24.7 million or negative return of $2.33 per share basic and diluted, for Fiscal 2013.

Financial Position

At December 31, 2014, we had cash and cash equivalents of $22.7 million, a decrease of $33.7 million or 60%, from $56.4 million for the prior year mainly due to significant losses from operations.

As of December 31, 2014, the Company had no long-term debt.

About China Education Alliance, Inc.

China Education Alliance, Inc. (http://www.chinaeducationalliance.com) is a leading educational services company offering high-quality instructors and online education materials for students between the ages of 6 to 18 and adults (university students and professionals) aged 18 and over. Divided into two segments, students and graduate professionals, our business model delivers the skills and knowledge necessary to excel in a rapidly growing and highly competitive China. The Company provides students in the first segment with online education materials sourced from top tier schools and famous instructors for download, as well as online training and tutoring services. With teaching centers located across China, the Company also offers hands on training and tutoring to aid Chinese students pass the two most important tests they will face in their educational careers: the senior high school entrance and college entrance exams. In the second segment for graduates and professionals, China Education Alliance provides vocational training courses in subjects including IT, administration, multimedia, as well as several professional training programs.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company's planned expansion and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs and are not a guarantee of future performance but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the education industry, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's new facilities, risk associated with large scale implementation of the company's business plan, the ability to attract new customers, ability to increase its product's applications, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, readers are cautioned not to place undue reliance on any of them and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

For more information, please contact:

China Education Alliance, Inc.
Ms. Cloris Li
Chief Financial Officer
Email: cloris@edu-chn.com
Phone: +86-151-6841-0854

China Education Alliance, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2014	2013

ASSETS

Current Assets
Cash and cash equivalents	$22,696,126	$56,377,154
Accounts receivable	22,763	-
Other receivables	464,550	262,547
Prepaid expenses and other current assets	594,390	727,708
Total current assets	23,777,829	57,367,409

Non-current Assets
Property and equipment, net	6,555,511	8,251,612
Intangibles and capitalized software, net	961,839	5,099,934
Total non-current assets	7,517,350	13,351,546

Total Assets	$31,295,179	$70,718,955

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$468,098	$1,076,625
Deferred revenue	1,319,962	854,027
Income tax and other taxes payable	210,582	111,500
Total current liabilities	1,998,642	2,042,152

Commitments and Contingent Liabilities	-	-

Stockholders' Equity

Common stock ($0.001 par value, 150,000,000 shares authorized, 10,582,530 and 10,582,530 issued as of December 31, 2014 and 2013, respectively; 137,512 and 137,512 shares held in treasury, as of December 31, 2014 and 2013, respectively)	10,583	10,583
Additional paid-in capital	40,942,009	40,942,009
Statutory reserve	3,792,161	3,792,161
Retained earnings	(25,859,244)	11,516,661
Accumulated other comprehensive income	12,338,272	12,705,287
Less: Treasury stock	(977,072)	(977,072)
Stockholders' equity - CEAI and Subsidiaries	30,246,709	67,989,629
Noncontrolling interests in subsidiaries	(950,172)	687,174
Total stockholders' equity	29,296,537	68,676,803

Total Liabilities and Stockholders' Equity	$31,295,179	$70,718,955

China Education Alliance, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

	Year ended December 31
	2014	2013

Revenue
Online education revenue	$508,623	$2,168,803
Training center revenue	2,218,948	4,541,027
Total revenue	2,727,571	6,709,830

Cost of Revenue
Online education costs	4,182,498	5,300,181
Training center costs	1,547,042	2,259,012
Total cost of revenue	5,729,540	7,559,193

Gross Profit/(Loss)
Online education gross loss	(3,673,875)	(3,131,378)
Training center gross profit	671,906	2,282,015
Total gross loss	(3,001,969)	(849,363)

Operating Expenses
Selling expenses	6,776,783	10,217,712
Administrative expenses	23,747,084	8,701,767
Depreciation and amortization	2,368,586	3,286,947
Total operating expenses	32,892,453	22,206,426

Loss from operations	(35,894,422)	(23,055,789)

Other Income (Expense)
Other income(expenses), net	29,985	(24,355)
Loss on disposal of property and equipment	(38,210)	(22,859)
Impairment loss on intangible assets	(3,254,308)	(2,746,622)
Interest income	147,403	215,976
Total other expense, net	(3,115,130)	(2,577,860)

Net Loss Before Provision for Income Tax	(39,009,552)	(25,633,649)
Income taxes:
Current	-	-
Deferred	-	-

Net Loss	(39,009,552)	(25,633,649)
Net Loss attributable to the noncontrolling interests	(1,633,647)	(963,874)
Net Loss - attributable to CEAI and Subsidiaries	$(37,375,905)	$(24,669,775)

Net Loss per common stock-basic and diluted	$(3.53)	$(2.33)

Weighted Average Shares Outstanding-basic and diluted	10,582,530	10,582,530

The Components of Other Comprehensive Income
Net Loss	$(37,375,905)	$(24,669,775)
Foreign currency translation adjustment	(367,015)	2,382,797

Comprehensive Loss	$(37,742,920)	$(22,286,978)

China Education Alliance, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31,
	2014	2013

Cash flows from operating activities
Net loss	$(39,009,552)	$(25,633,649)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization - operating expenses	2,368,586	3,286,948
Depreciation and amortization - cost of revenue	1,730,107	2,709,788
Loss on disposal of fixed assets	38,210	22,859
Bad debt written off on other receivables	-	-
Impairment loss on intangible assets	3,254,308	2,746,622
Stock based compensation	-	794
Net changes in operating assets and liabilities
Accounts receivable	(22,764)	-
Prepaid expenses and other receivables	(74,083)	549,542
Deferred tax assets	-	-
Accounts payable and accrued liabilities	(603,505)	(37,798)
Income tax and other taxes payable	99,082	(68,044)
Deferred revenue	470,655	164,476
Net cash used in operating activities	(31,748,956)	(16,258,462)

Cash flows from investing activities
Purchases of property and equipment	(1,625,599)	(996,551)
Loan received back from NIT	-	8,072,197
Proceeds from disposal of property and equipment	18,867	22,859
Net cash (used in) provided by investing activities	(1,606,732)	7,098,505

Cash flows from financing activities
Dividend paid to noncontrolling shareholders	-	(355,177)
Net cash used in financing activities	-	(355,177)

Effect of exchange rate changes on cash	(325,340)	1,719,371

Net decrease in cash and cash equivalents	(33,681,028)	(7,795,763)

Cash and cash equivalents at beginning of period	56,377,154	64,172,917

Cash and cash equivalents at end of period	$22,696,126	$56,377,154

Supplemental disclosure of cash flow information
Income tax paid	$-	$-